Exhibit 10.2

August 6, 2002



Mr. Lawrence A. Weinbach
c/o Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania  19424


Dear Larry:

The purpose of this letter agreement is to amend the terms of your April 25, 2002 Employment Agreement (the "Employment Agreement"), as follows:

1. Section 3 (b) of the Employment Agreement is hereby amended and restated to read as follows:

     "(b) Effective as of April 25, 2002, you will be awarded a stock option grant under the terms of the 1990 Long-Term Incentive Plan for 500,000 shares of Unisys common stock, which award will vest 20% per year commencing on the first anniversary of the date of grant and will have a term of ten years. The exercise price for the grant will be two times the Fair Market Value (as defined in the 1990 Unisys Long-Term Incentive Plan) of Unisys common stock on the date of grant."

If the foregoing is acceptable to you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,



UNISYS CORPORATION                         The foregoing is accepted:




By:  __________________________            ___________________________
     Kenneth A. Macke; Chairman                  Lawrence A. Weinbach
     Corporate Governance and
     Compensation Committee
     Board of Directors